Exhibit 99.1

4602 East Thomas Road Phoenix, Arizona 85018 Telephone: (602) 437-5400 Fax: (602) 437-1681

	Investor Contact:	Company Contact:
	Neil Berkman Associates	David D. Doty
	(310) 826-5051	Chief Financial Officer
FOR IMMEDIATE RELEASE	info@BerkmanAssociates.com	www.meadowvalley.com
Meadow Valley Announces Outside Date
for Merger Agreement Has Passed;
Parties Continue to Work Toward Closing
PHOENIX, ARIZONA, January 8, 2009...MEADOW VALLEY CORPORATION (NASDAQ:MVCO), announced that the merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated July 28, 2008, among Meadow Valley Corporation (“Meadow Valley”) and Phoenix Parent Corp. (which is now known as Meadow Valley Parent Corp.) (“Parent”) and Phoenix Merger Sub, Inc., both affiliates of Insight Equity I LP, was not consummated on or prior to January 7, 2009, the outside date for the Merger (the “Outside Date”). Pursuant to the Merger Agreement, the failure of the closing to occur by the Outside Date gives either Meadow Valley or Parent the right to terminate the Merger Agreement and abandon the Merger so long as the terminating party has satisfied all of its conditions to closing. As of today, Meadow Valley has not satisfied all of its conditions to closing necessary to consummate the Merger and Parent has not provided Meadow Valley with any notice of termination. Unless and until terminated in accordance with its terms, the Merger Agreement remains in full force and effect and each party thereto remains obligated to use its reasonable best efforts to take all appropriate action to consummate expeditiously the Merger and each of the parties thereto is proceeding towards closing on such basis.
About Meadow Valley
Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. Meadow Valley’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways, primarily in Nevada and Arizona. Meadow Valley’s construction materials operations provide concrete and gravel products primarily to other contractors. Meadow Valley’s materials operations are concentrated in the Southern Nevada and Arizona.

Forward-Looking Statements
Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business and its proposed acquisition by Investor based, in part, on assumptions made by management. These statements, including statements regarding the possible termination of the merger agreement, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. Such forward-looking statements speak only as of the date on which they are made and Meadow Valley does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, except as may be required by law.

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